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                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                    ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                          THE SHERWIN-WILLIAMS COMPANY
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                              STEPHEN J. PERISUTTI
                          THE SHERWIN-WILLIAMS COMPANY
                           101 PROSPECT AVENUE, N.W.
                             CLEVELAND, OHIO 44115
                                 (216) 566-2543
                   (NAME OF PERSON(S) FILING PROXY STATEMENT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:

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

                             Sherwin Williams Logo

                          THE SHERWIN-WILLIAMS COMPANY

                               ------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           To Be Held April 25, 2001

                               ------------------

     The Annual Meeting of Shareholders of THE SHERWIN-WILLIAMS COMPANY will be held in the Landmark Conference Center, 927 Midland Building, 101 Prospect Avenue, N.W., Cleveland, Ohio on Wednesday, April 25, 2001 at 10:00 A.M., local time, for the following purposes:

     1. To fix the number of directors of Sherwin-Williams at eleven and to elect eleven directors to hold office until the next Annual Meeting of Shareholders and until their successors are elected; and

     2. To transact such other business as may properly come before the Annual Meeting.

     Shareholders of record at the close of business on February 26, 2001 are the only shareholders entitled to notice of and to vote at the Annual Meeting.

     This year, we are again offering shareholders of record the convenience of voting electronically by the Internet or telephone. We encourage you to vote electronically and help us save money. If you vote by the Internet or telephone, you should not return your proxy card. If you choose to vote by mail, please sign, date and return your proxy card in the envelope provided.

                                          L. E. STELLATO
                                          Secretary

101 Prospect Avenue, N.W.
Cleveland, Ohio 44115-1075
March 13, 2001

                            YOUR VOTE IS IMPORTANT!
     WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE PROMPTLY VOTE BY THE INTERNET, BY TELEPHONE OR BY COMPLETING AND RETURNING THE ENCLOSED PROXY CARD. VOTING EARLY WILL HELP AVOID ADDITIONAL SOLICITATION COSTS AND WILL NOT PREVENT YOU FROM VOTING IN PERSON AT THE ANNUAL MEETING IF YOU WISH TO DO SO.

                          THE SHERWIN-WILLIAMS COMPANY

                           101 PROSPECT AVENUE, N.W.

                           CLEVELAND, OHIO 44115-1075

                                PROXY STATEMENT

                                                                  March 13, 2001

                                  PRELIMINARY

     The enclosed proxy is requested by the Board of Directors in connection with the Annual Meeting of Shareholders to be held April 25, 2001 for the purpose of considering and acting upon the matters specified in the foregoing Notice of Annual Meeting of Shareholders. This Proxy Statement is first being mailed on approximately March 13, 2001.

                                 ANNUAL REPORT

     Sherwin-Williams' Annual Report to Shareholders for the year ended December 31, 2000 is enclosed with this Proxy Statement. Additional financial and other reports may be submitted at the Annual Meeting, but it is not intended that any action will be taken relating to those reports.

                               VOTING PROCEDURES

WHO IS ENTITLED TO VOTE?

     Only record holders of common stock at the close of business on February 26, 2001, the record date, are entitled to vote at the Annual Meeting. At the close of business on the record date, 160,002,786 shares of common stock were outstanding. Each share of common stock owned on the record date is entitled to one vote.

HOW DO I VOTE?

     If you are a shareholder of record, you can vote in person at the Annual Meeting or you can vote by proxy. There are three ways to vote by proxy:

     - Log on the Internet at http://proxy.shareholder.com/shw and follow the directions;

     - Call 1-800-650-0913 and follow the directions; or

     - Complete, sign and mail the proxy card in the enclosed return envelope.

     If you are a shareholder of record and you vote by the Internet or telephone, your vote must be received by 5:00 p.m. E.S.T. on April 24, 2001; you should not return your proxy card. If you hold shares through a bank or broker, you should complete, sign and date the voting instruction card provided to you by your bank or broker, or vote by the Internet or telephone as permitted by your bank or broker. Shareholders of record may also be represented by another person present at the Annual Meeting by executing a proxy designating such person to act on your behalf.

HOW DO I VOTE IF I AM A PARTICIPANT IN THE STOCK OWNERSHIP AND AUTOMATIC DIVIDEND REINVESTMENT PLAN OR THE EMPLOYEE STOCK PURCHASE AND SAVINGS PLAN?

     If you are a participant in one of these plans, your proxy card also serves as voting instructions for the number of shares which you are entitled to direct the vote under each plan. You may vote your shares by the Internet, telephone or mail in the same manner outlined above. If you are a participant in the Employee Stock Purchase and Savings Plan, your vote must be received by the close of business on April 19, 2001.

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

WHAT ARE THE VOTING RECOMMENDATIONS OF THE BOARD OF DIRECTORS?

     The Board of Directors recommends that you vote FOR fixing the number of directors at eleven and electing the eleven nominees for directors.

     The Board of Directors is not aware of matters other than those specified in the foregoing Notice of Annual Meeting of Shareholders that will be brought before the Annual Meeting for action. However, if any other matters that may properly come before the Annual Meeting are brought up for vote, it is intended that the proxy holders may vote or act according to their judgment.

WHAT CONSTITUTES A QUORUM FOR THE ANNUAL MEETING?

     For a quorum, there must be present in person or by proxy shareholders of record entitled to exercise not less than fifty percent of the voting power of Sherwin-Williams. Proxy cards marked as withholding authority will be treated as present for purposes of determining a quorum.

WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL?

     The proposal to fix the number of directors at eleven requires the affirmative vote of the holders of a majority of the shares represented at the Annual Meeting and entitled to vote on that proposal. The nominees receiving the greatest number of votes will be elected. All other proposals and other business as may properly come before the Annual Meeting require the affirmative vote of a majority of the votes cast, except as otherwise provided by statute or Sherwin-Williams' Amended Articles of Incorporation or Regulations. Proxy cards marked as withholding authority will be treated as represented and entitled to vote on any applicable proposal.

     The proxy holders will vote your shares in accordance with your directions. If you sign and return your proxy card, but do not properly direct how your shares should be voted on a proposal, the proxy holders will vote your shares FOR fixing the number of directors at eleven and electing the eleven nominees for directors, and in the proxy holder's discretion upon such other business as may properly come before the Annual Meeting. If you do not timely vote, the proxy holders cannot vote your shares (or, in the case of the Employee Stock Purchase and Savings Plan, your shares will be voted in the same proportion as the trustee votes those shares for which it receives proper instructions). Any unallocated shares held in the Employee Stock Purchase and Savings Plan also will be voted by the trustee in the same proportion as the trustee votes those shares for which it receives proper instructions.

CAN I REVOKE OR CHANGE MY VOTE AFTER I SUBMIT MY PROXY?

     Yes. You can revoke or change your vote before the proxy holders vote your shares by timely:

     - Filing a written revocation with Sherwin-Williams' Vice President, General Counsel and Secretary;

     - Returning a later signed and dated proxy card;

     - Entering a new vote by the Internet or telephone; or

     - Voting in person at the Annual Meeting.

                             ELECTION OF DIRECTORS

     At the Annual Meeting, the number of directors is to be fixed at eleven, and eleven directors are to be elected to hold office until the next Annual Meeting of Shareholders and until their successors are elected. The nominees are listed below. Should any nominee decline or be unable to accept such nomination or be unable to serve, an event which management does not now expect, the Board of Directors reserves the right in its discretion to substitute another person as a nominee or to reduce the number of nominees. In this event, the proxy holders may vote in their discretion for any substitute nominee proposed by the Board of Directors unless you indicate otherwise.

     All of the nominees currently are directors of Sherwin-Williams. All of the nominees were elected by the shareholders at the 2000 Annual

Meeting. The following is information regarding each nominee:

JAMES C. BOLAND
President and Chief Executive Officer,
CAVS/Gund Arena Company
Director since 1998

James C. Boland, 61, has served as President and Chief Executive Officer of CAVS/Gund Arena Company (the Cleveland Cavaliers and the Cleveland Rockers professional basketball teams and Gund Arena) since January 1998. Prior to his retirement from Ernst & Young in September 1998, Mr. Boland served for 22 years as a partner of Ernst & Young in various roles including Vice Chairman and Regional Managing Partner as well as a member of the firm's Management Committee from 1988 to 1996 and as Vice Chairman of National Accounts from 1997 to his retirement. Mr. Boland is also a Director of Invacare Corporation and is a Trustee of Leadership Cleveland, the Great Lakes Science Center, Bluecoats, Inc. and The 50 Club of Cleveland.

JOHN G. BREEN
Retired, Former Chairman, Chief Executive
Officer and President, Sherwin-Williams
Director since 1979

John G. Breen, 66, prior to his retirement in April 2000, served as Chairman of Sherwin-Williams since April 1980. Mr. Breen served as Chief Executive Officer of Sherwin-Williams from January 1979 to October 1999 and President of Sherwin-Williams from March 1999 to October 1999. Mr. Breen is also a Director of National City Corporation, Mead Corporation, Parker-Hannifin Corporation, The Goodyear Tire and Rubber Company and The Stanley Works. Mr. Breen is a Trustee of Catholic Charities Corporation, the Cleveland Opera, John Carroll University, the Musical Arts Association (The Cleveland Orchestra) and University Hospitals of Cleveland, and is a Member of the Visiting Committee of Case Western Reserve University School of Medicine.

DUANE E. COLLINS
Chairman and Chief Executive Officer,
Parker-Hannifin Corporation
Director since 1996

Duane E. Collins, 64, has served as Chairman of Parker-Hannifin Corporation (manufacturer of motion control products) since October 1999 and Chief Executive Officer of Parker-Hannifin since July 1993. Mr. Collins served as President of Parker-Hannifin from July 1993 to February 2000. Mr. Collins is also a Director of Mead Corporation, National City Bank and the Greater Cleveland Growth Association, is a Trustee of the Cleveland YMCA and University Hospitals Health System (Cleveland), and is a Member of the Visiting Committee of Case Western Reserve University Weatherhead School of Management.

CHRISTOPHER M. CONNOR
Chairman and Chief Executive Officer,
Sherwin-Williams
Director since 1999

Christopher M. Connor, 44, has served as Chairman of Sherwin-Williams since April 2000 and Chief Executive Officer of Sherwin-
Williams since October 1999. Mr. Connor served as Vice Chairman of Sherwin-Williams from October 1999 to April 2000, President, Paint Stores Group of Sherwin-Williams from August 1997 to October 1999 and President & General Manager, Diversified Brands Division of Sherwin-Williams from April 1994 to August 1997. Mr. Connor has been with Sherwin-Williams since 1983 in roles of increasing responsibility. Mr. Connor is also a Director of National City Bank and is a Trustee of Keep American Beautiful, University Hospitals of Cleveland, The Catholic Diocese of Cleveland Foundation, the Musical Arts Association (The Cleveland Orchestra) and Walsh Jesuit High School.

DANIEL E. EVANS
Chairman, Bob Evans Farms, Inc.
Director since 1990

Daniel E. Evans, 64, has served as Chairman of Bob Evans Farms, Inc. (food products and restaurants) since 1971. Mr. Evans served as Chief Executive Officer and Secretary of Bob Evans Farms from 1971 to April 2000. Mr. Evans is also a Director of Evans Enterprises, Inc., Motorists Mutual Insurance Company and National City Corporation.

ROBERT W. MAHONEY
Retired, Former Chairman, Chief Executive
Officer and President, Diebold, Incorporated
Director since 1995

Robert W. Mahoney, 64, prior to his retirement in April 2000, served as Chairman of Diebold, Incorporated (manufacturer of financial self-service transaction systems and security products) since April 1988. Mr. Mahoney served as Chief Executive Officer of Diebold from April 1988 to November 1999 and President of Diebold from July 1993 to November 1996. Mr. Mahoney is also the Deputy Chairman of the Federal Reserve Bank of Cleveland, is a Director of The Timken Company, is a Trustee of Mercy Medical Center (Canton, Ohio), Mount Union College, the Ohio Foundation of Independent Colleges, the Professional Football Hall of Fame and Canton (Ohio) Junior Achievement, and is a Member of the Stark (County,
Ohio) Development Board and the Chamber of Commerce Leadership Canton (Ohio) Advisory Board.

A. MALACHI MIXON, III
Chairman and Chief Executive Officer,
Invacare Corporation
Director since 1993

A. Malachi Mixon, III, 60, has served as Chief Executive Officer of Invacare Corporation (manufacturer and distributor of home health care products) since January 1980 and Chairman of Invacare since September 1983. Mr. Mixon served as President of Invacare from January 1980 to November 1996. Mr. Mixon is also a Director of The Lamson and Sessions Co., is Chairman of The Cleveland Clinic Foundation and the Cleveland Institute of Music, and is a Trustee of Case Western Reserve University.

CURTIS E. MOLL
Chairman and Chief Executive Officer,
MTD Products, Inc.
Director since 1997

Curtis E. Moll, 61, has served as Chairman and Chief Executive Officer of MTD Products, Inc. (manufacturer of outdoor power equipment and tools, dies and stampings for the automotive industry) since October 1980. Mr. Moll is also a Director of Shiloh Industries, Inc.

HELEN O. PETRAUSKAS
Vice President -- Environmental and Safety
Engineering, Ford Motor Company
Director since 1993

Helen O. Petrauskas, 56, has served as Vice President -- Environmental and Safety Engineering of Ford Motor Company (automobile manufacturing) since March 1983. Mrs. Petrauskas is also a Director of La-Z-Boy Incorporated and MCN Energy Group Inc., and is a Member of the Board of Directors of the Environmental Law Institute and the World Environment Center.

JOSEPH M. SCAMINACE
President and Chief Operating Officer,
Sherwin-Williams
Director since 1999

Joseph M. Scaminace, 47, has served as President and Chief Operating Officer of Sherwin-Williams since October 1999. Mr. Scaminace served as President, Consumer Group of Sherwin-Williams from July 1998 to October 1999, President & General Manager, Coatings Division of Sherwin-Williams from June 1997 to July 1998, and President & General Manager, Automotive Division of Sherwin-Williams from April 1994 to June 1997. Mr. Scaminace is also a Trustee of The Cleveland Clinic Foundation, Marymount Health Care Systems and Womankind.

RICHARD K. SMUCKER
President, The J.M. Smucker Company
Director since 1991

Richard K. Smucker, 52, has served as President of The J.M. Smucker Company (makers of food products) since January 1987. Mr. Smucker is also a Director of The J.M. Smucker Company, International Multifoods Corporation and Wm. Wrigley Jr. Company, and is a Trustee of the Musical Arts Association (The Cleveland Orchestra).

                           COMPENSATION OF DIRECTORS

     Currently, each director who is not a Sherwin-Williams employee receives an annual retainer of $35,000, earned and payable monthly. In addition, each such director receives $1,750 for each meeting of the Board of Directors or Committee of the Board of Directors that he or she attends, or $2,000 for each meeting of a Committee of the Board of Directors that he or she chairs. Officers of Sherwin-Williams who also serve as directors do not receive any compensation specifically for services as a member of the Board of Directors or any Committee. Directors are permitted to defer all or a portion of their fees under the Director Deferred Fee Plan. Deferred fees may be invested in either a common stock account, a shadow stock account or an interest bearing cash account.

     In addition, directors who are not Sherwin-Williams employees may receive stock options and restricted stock under the 1997 Stock Plan for Nonemployee Directors. This plan was approved by the shareholders at the 1997 Annual Meeting. During 2000, each nonemployee director received a grant of 2,000 options at an exercise price equal to the fair market value of common stock on the date of grant. One third of the options become exercisable on each of the first, second and third anniversary dates of the date of grant. No shares of restricted stock were awarded to any nonemployee director during 2000.

     Mr. Breen retired as Chairman of Sherwin-Williams in April 2000. Prior to his retirement, Mr. Breen received a salary of $349,767 in 2000 while employed as Chairman. Following his retirement, Mr. Breen remained as a director for which he receives compensation in an amount equal to the compensation received by the other nonemployee directors. He also entered into a Consulting Agreement with Sherwin-Williams. Under the Consulting Agreement, Mr. Breen agreed to perform business and community-related consulting services which enhance the reputation and further the interests of Sherwin-Williams. The Consulting Agreement has a term ending on December 31, 2004. As compensation for the consulting services, Mr. Breen received a fee of $126,000 in 2000 and will receive an annual fee for each remaining year of the term in the amount of $138,600 for 2001, $152,500 for 2002, $167,700 for 2003 and $184,500 for 2004.
In the event of a change of control of Sherwin-Williams or Mr. Breen's death prior to the end of the term, any unpaid fees with respect to the remaining period of the term will be immediately due and payable. Mr. Breen also receives office space, part-time administrative assistance and maintenance of a home security system. Mr. Breen is reimbursed for all air fare expenses associated with his performance of consulting services, but he is responsible for all other associated expenses.

               MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors held four meetings during 2000. Each director attended at least 75% of the meetings of the Board of Directors and committees on which he or she served.

     The Board of Directors has established, among other committees, an Audit Committee, a Board Composition Committee and a Compensation and Management Development Committee. The functions and members of these Committees are as follows:

     AUDIT. The primary function of the Audit Committee is to assist the Board of Directors in fulfilling the Board of Directors' oversight responsibilities on matters relating to: Sherwin-Williams' financial reports and other financial information provided by Sherwin-Williams to any governmental body or the public; Sherwin-Williams' systems of internal controls regarding financing, accounting and legal compliance; Sherwin-Williams' auditing, accounting and financial reporting processes generally; and such other matters as may be specifically delegated to the Committee by the Board of Directors. The Board of Directors has adopted a written Charter for the Committee. A complete copy of the Charter is attached as Appendix A to this Proxy Statement.

     The Audit Committee met three times during 2000 and is currently composed of five directors: J. C. Boland, W. G. Mitchell, C. E. Moll, H. O. Petrauskas and R. K. Smucker (Chairman). Each member of the Committee is independent as defined in the listing standards of the New York Stock Exchange.

     BOARD COMPOSITION. The Board Composition Committee develops plans for the composition of the Board of Directors. Matters considered by this Committee include the size of the Board of Directors and the number of independent directors, as well as the skills and disciplines desired as represented by individual directors. The Committee also is charged with
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

the responsibility to conduct searches for prospective members, interview candidates and make selections and recommendations to the Board of Directors. The Committee has not undertaken to consider nominees recommended by shareholders but has and may continue to employ professional search firms to assist it in identifying potential members of the Board of Directors with the desired skills and disciplines.

     The Board Composition Committee did not meet in 2000 and is currently composed of three independent directors: D. E. Collins, W. G. Mitchell and A. M. Mixon, III (Chairman).

     COMPENSATION AND MANAGEMENT DEVELOPMENT. The Compensation and Management Development Committee is primarily responsible for matters relating to Sherwin-Williams' management compensation programs and management succession planning. Specifically, the Committee establishes general policies on an annual basis for changes in compensation for all key employees of Sherwin-Williams; reviews and approves the compensation for the Chairman and Chief Executive Officer and the other executive officers and key salaried employees; administers Sherwin-Williams' Management Incentive Plan; authorizes and approves grants of stock options, stock appreciation rights and restricted stock under Sherwin-Williams' 1994 Stock Plan and the 1997 Stock Plan for Nonemployee Directors; authorizes actions relating to the employee benefit plans, programs and arrangements; and reviews management programs for developing competent managers for present and future needs.

     The Compensation and Management Development Committee met three times during 2000 and is currently composed of four independent directors: D. E. Collins (Chairman), D. E. Evans, R. W. Mahoney and W. G. Mitchell.

                             AUDIT COMMITTEE REPORT

     Management has the primary responsibility for the integrity of Sherwin-Williams' financial information. Ernst & Young LLP, Sherwin-Williams' independent auditors, is responsible for conducting independent audits of Sherwin-Williams' financial statements in accordance with generally accepted auditing standards and expressing an opinion on the financial statements based upon those audits. The Audit Committee is responsible for overseeing the conduct of these activities by management and Ernst & Young LLP.

     As part of its responsibility, the Audit Committee has reviewed and discussed the audited financial statements with management and Ernst & Young LLP. The Audit Committee also has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with Ernst & Young LLP that firm's independence.

     Based upon these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Sherwin-Williams' Annual Report on Form 10-K for the year ended December 31, 2000 for filing with the Securities and Exchange Commission.

                             R.K. Smucker, Chairman
                                  J.C. Boland
                                 W. G. Mitchell
                                   C.E. Moll
                                H.O. Petrauskas

                              MATTERS RELATING TO
                            THE INDEPENDENT AUDITORS

     APPOINTMENT OF ERNST & YOUNG LLP. The Board of Directors has appointed Ernst & Young LLP to examine Sherwin-Williams' consolidated financial statements for the fiscal year ending December 31, 2001. Ernst & Young LLP acted as Sherwin-Williams' principal auditors for the fiscal year ended December 31, 2000. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they wish and to respond to appropriate shareholder questions.

     AUDIT FEES. The aggregate fees billed for professional services rendered for the audit of Sherwin-Williams' consolidated financial statements for the fiscal year ended December 31,

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

2000 and for the reviews of Sherwin-Williams' consolidated financial statements included in its Quarterly Reports on Form 10-Q for that fiscal year was $579,000.

     FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES. During 2000, Ernst & Young LLP did not perform any services for Sherwin-Williams relating to the design or implementation of Sherwin-Williams' financial information systems.

     ALL OTHER FEES. During 2000, Ernst & Young LLP billed $736,425 in aggregate fees for all services rendered by Ernst & Young, other than the audit services described above. The Audit Committee of the Board of Directors has considered whether providing these non-audit services is compatible with maintaining Ernst & Young LLP's independence.

                             COMPENSATION COMMITTEE
                                 INTERLOCKS AND
                             INSIDER PARTICIPATION

     The following directors served on the Compensation and Management Development Committee of Sherwin-Williams' Board of Directors during 2000: D. E. Collins, D. E. Evans, R. W. Mahoney, W. G. Mitchell and A. M. Mixon, III. Mr. Breen, who retired as Chairman of Sherwin-Williams in April 2000, serves on the Compensation and Management Development Committee of the Board of Directors of Parker-Hannifin Corporation, of which Mr. Collins is Chairman and Chief Executive Officer.

     During 2000, Sherwin-Williams paid to Accuspray, Inc. $552,707 for products purchased by Sherwin-Williams. Mr. Mixon is a minority shareholder of Accuspray. Sherwin-Williams expects to make purchases from Accuspray in 2001. Mr. Mixon is no longer a Member of the Compensation and Management Development Committee.

                    COMPENSATION AND MANAGEMENT DEVELOPMENT
                   COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     MANAGEMENT COMPENSATION PROGRAM. Sherwin-Williams' management compensation program is administered by the Compensation and Management Development Committee of the Board of Directors. The Committee is composed of four independent directors and reports to the Board of Directors on all compensation matters regarding certain members of Sherwin-Williams' management, including the executive officers. The executive officers are identified in Sherwin-Williams' 2000 Annual Report to Shareholders. The program is designed to attract, motivate and retain key executives and to establish and maintain a performance and achievement-oriented environment. The program provides for (a) competitive base salary levels which reflect, in part, individual performance, (b) additional annual incentive compensation based on the achievement of financial and other performance goals, and (c) long-term stock-based incentive opportunities. The program consists of both cash and equity-based compensation.

     The annual base salary, annual incentive compensation and long-term incentive opportunities are intended to be competitive with market base salary and incentive compensation opportunities. The Committee utilizes data from various commercially available executive compensation surveys in order to identify, on an annual basis, the base salary and incentive opportunities available at manufacturing companies with comparable sales. The Committee believes that these companies likely compete with Sherwin-Williams for executive talent. These companies may include some of the companies comprising the peer group identified in the performance graph if such companies participated in one or more of the compensation surveys. For the various components of compensation, the Committee uses the median compensation paid to executive officers holding equivalent positions or having similar responsibilities in manufacturing companies with comparable sales. The amount of compensation paid to the executive officers is not based upon the cumulative total return on Sherwin-Williams common stock as reflected in the performance graph.

     BASE SALARY. Annual cash compensation consists, in part, of a base salary. With regard to base salary, a salary range for each executive officer is approved on the basis of such person's position and level of responsibility by using the compensation surveys, with the me-

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

dian market base salary from the surveys approximating the midpoint of the range. Once a range is formulated, salary levels are based upon the executive officer's performance and, to a lesser extent, tenure in the particular position. With regard to performance, the executive officer's performance for the prior year is reviewed based on performance criteria (both quantitative and qualitative) which vary by executive officer and which usually relate to the particular business unit or function for which such person has responsibility. The base salary of each executive officer is reviewed and approved annually.

     ANNUAL INCENTIVE COMPENSATION. Annual cash compensation also consists of the opportunity to earn additional compensation under the Management Incentive Plan. All of the executive officers participate in the Management Incentive Plan. In determining the amount of annual incentive compensation paid to any of the executive officers, great emphasis is placed on establishing incentive opportunities which are directly linked with Sherwin-Williams' performance and the maximization of shareholder value. The Committee establishes a threshold goal of increased company earnings, and 75% of this earnings increase must be met before incentive compensation is paid, subject to adjustments for non-recurring or unusual items and awards for individual performance. Accordingly, this earnings goal requires Sherwin-Williams to improve its earnings performance before incentive compensation is paid (except as provided in the foregoing sentence). For 2000, Sherwin-Williams improved its earnings performance (exclusive of the fourth quarter charge for impairment of long-lived assets). In its discretion, the Committee decided to award bonuses to executive officers for 2000, taking into consideration this earnings improvement, as well as the financial performance goals and the individual performance goals described below.

     Annual incentive compensation awarded to an executive officer is also determined by using the median incentive compensation (identified from the compensation surveys), which is generally equivalent to the amount an executive officer could receive under the Management Incentive Plan if a 100% average of Sherwin-Williams' and the individual's goals are attained. Under the Management Incentive Plan, annual bonus awards for the executive officers range from zero, if less than a 75% average of the stated goals are reached, to between 45% and 75% of the executive officer's base salary (depending upon the executive officer's position) if a 100% average of the stated goals are attained. In the event Sherwin-Williams and an executive officer exceed a 100% average of the stated goals, incentive compensation can be awarded up to an aggregate maximum amount of 70% to 110% of the executive officer's base salary (depending upon position). Consequently, incentive compensation paid to an executive officer in any year may exceed the median incentive compensation determined by the compensation surveys.

     Decisions on annual incentive compensation awarded to an executive officer are based upon financial performance goals, such as earnings per share and the return on stockholders' equity, for each Management Incentive Plan year, and the accomplishment by the executive officer of individual performance goals. Individual performance goals vary by executive officer and usually relate to the particular business unit or function for which such person has responsibility. The financial performance goals are generally weighted more heavily.

     In addition, the Committee established a special 2000 incentive award program under the Management Incentive Plan designed to provide supplemental incentive awards for 2000. Pursuant to this program, the executive officers were eligible to receive up to an additional 20% of their base salary if certain 2000 net sales goals established by the Committee were achieved. Sherwin-Williams did not achieve the net sales goals, and consequently no supplemental incentive awards were paid during 2000 under this program.

     LONG-TERM INCENTIVE COMPENSATION. Long-term incentive compensation may be awarded to any one or all of the executive officers under the 1994 Stock Plan. All of the executive officers participate in the 1994 Stock Plan. Under the 1994 Stock Plan, the Committee may grant stock options to the executive officers based on competitive market practices. Competitive market practices are determined by the compensation surveys mentioned above, and the Committee grants stock options based upon the median market value of the underlying stock relating to stock options that comparable companies have been granting to their executive officers. The specific number of stock options granted to an executive officer is based upon the executive officer's position and level of responsibility. The option exercise price is equal to the fair market value of Sherwin-Williams common stock on the date options are granted. Stock options typically vest at the rate of one-third per year for three years (beginning one year from the date of grant) and expire ten years from the date of grant.

     Awards of restricted stock under the 1994 Stock Plan, which are subject to a "substantial risk of forfeiture," may be granted to the executive officers. The granting of restricted stock is determined in the same manner that the granting of stock options is determined. If granted, shares of restricted stock vest in accordance with performance and time restrictions. The number of shares of restricted stock which may actually vest at the end of the restriction period depends upon Sherwin-Williams' relative return on average shareholder equity versus a group of peer companies. The companies that comprise this group of peer companies are the same companies that comprise the peer group identified in the performance graph, except that the restricted stock peer group does not include four companies which have been acquired by other companies, two companies which have filed for bankruptcy, and one company for which sufficient financial data is not available to calculate cumulative total return. Depending on Sherwin-Williams' performance at the end of the restriction period, from 0% to 100% of the shares of restricted stock may vest. The restriction period is typically four years from the date of grant of the restricted stock. The amount of outstanding stock options and shares of restricted stock generally is not considered by the Committee in making awards of stock options and restricted stock.

     CHIEF EXECUTIVE OFFICER COMPENSATION. Mr. Connor's compensation during 2000 consisted of the same elements as the other executive officers - base salary, annual incentive compensation and long-term incentive compensation. The Committee determined Mr. Connor's compensation for 2000 based on a number of factors and criteria. His base salary range was determined using the median base salary of chairmen and chief executive officers for manufacturing companies having comparable sales as Sherwin-Williams. Mr. Connor's base salary within the range was established based upon a review by the Committee of Mr. Connor's 1999 performance (which was measured, in part, by Sherwin-Williams' 1999 performance) and his appointment as Chief Executive Officer in October 1999. For 2000, the average salary increase given generally to Sherwin-Williams' salaried employees was 4.0%, and the range of potential increases was 0% to 8.5%. When Mr. Connor became Chairman in April 2000, he received a base salary increase of 23%, bringing his base salary to $800,020. Mr. Connor's increase was based primarily upon his appointment as Chairman and the Committee's evaluation of his 1999 performance relating to the financial and other performance measures set forth in the next paragraph.

     In addition, in 2000 Mr. Connor earned a bonus of $490,000 as annual incentive compensation under the Management Incentive Plan. The amount of Mr. Connor's bonus was based primarily upon Sherwin-Williams' results for 2000 financial performance goals relating to sales, earnings per share, return on stockholders' equity, return on sales, cash flow, working capital as a percent of sales, and long-term strategic planning.

     In October 2000, Mr. Connor was awarded 200,000 stock options. No shares of restricted stock were awarded to Mr. Connor in 2000. In determining the number of stock options and shares of restricted stock awarded to Mr. Connor, the Committee also identified the median market value of the underlying shares relating to stock options and of shares of restricted stock which comparable companies granted to their chief executive officers. The amount of outstanding stock options and shares of restricted stock generally is not considered by the Committee in making awards of stock options and restricted stock.

     POLICY ON DEDUCTIBILITY OF COMPENSATION. Section 162(m) of the Internal Revenue Code generally provides that certain compensation in excess of $1 million per year paid to a company's chief executive officer and any of its four other highest paid executive officers is not deductible to a company unless the compensation qualifies for an exception. This deduction limit generally applies only to compensation that could otherwise be deducted by a company in a taxable year. For 2000, the Committee does not expect that Section 162(m) will limit Sherwin-Williams' deductibility of compensation paid to any of such executive officers.

     Section 162(m) provides an exception to the deductibility limit for performance-based compensation if certain procedural requirements, including shareholder approval of the material terms of the performance goal, are satisfied. The Committee believes that grants of options, stock appreciation rights and restricted stock under the 1994 Stock Plan qualify for full deductibility under Section 162(m). Compensation paid under the Management Incentive Plan does not qualify for the exemption for performance-based compensation. At this time, based upon Sherwin-Williams' current compensation structure, the Committee believes it is in the best interests of Sherwin-Williams and its shareholders for the Committee to retain flexibility in awarding incentive compensation under the Management Incentive Plan which does not qualify for the exemption for performance-based compensation. The Committee will continue to review and evaluate, as necessary, the impact of Section 162(m) on Sherwin-Williams' compensation programs.

                          COMPENSATION AND MANAGEMENT
                             DEVELOPMENT COMMITTEE

                             D.E. Collins, Chairman
                                   D.E. Evans
                                  R.W. Mahoney
                                 W.G. Mitchell

                               PERFORMANCE GRAPH

     The following graph compares the cumulative total shareholder return on Sherwin-Williams common stock with the cumulative total return of the companies listed on the Standard & Poor's 500 Stock Index and a peer group of companies selected on a line-of-business basis. The "Peer Group" is comprised of the following companies: Akzo Nobel nv, Armstrong World Industries, Inc., BASF Corporation, Ferro Corporation, H.B. Fuller Company, Genuine Parts Company, Guardsman Products, Inc.*, Hechinger Company*, The Home Depot, Inc., Imperial Chemicals Industries PLC, Lilly Industries, Inc.*, Lowe's Companies, Inc., Masco Corporation, Morton International, Inc.*, Newell Rubbermaid Inc., PPG Industries, Inc., Pratt & Lambert United, Inc.*, RPM, Inc., The Stanley Works, USG Corporation and The Valspar Corporation. An asterisk indicates that the company is included in the performance graph through the last day it was publicly traded.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
            AMONG SHERWIN-WILLIAMS, S&P 500 INDEX AND THE PEER GROUP


                                                    SHERWIN-WILLIAMS                 S&P 500                   PEER GROUP
                                                    ----------------                 -------                   ----------
1995                                                       100                         100                         100
1996                                                       140                         123                         124
1997                                                       140                         164                         167
1998                                                       151                         211                         224
1999                                                       110                         255                         293
2000                                                       141                         232                         223

Assumes $100 invested on December 31, 1995 in Sherwin-Williams common stock, the S&P 500 Index and the Peer Group, including reinvestment of dividends, through December 31, 2000.

                           SUMMARY COMPENSATION TABLE

                                                                        LONG TERM
                                      ANNUAL COMPENSATION          COMPENSATION AWARDS
                                 -----------------------------   -----------------------
                                                                 RESTRICTED   SECURITIES
                                                                   STOCK      UNDERLYING    ALL OTHER
           NAME AND                                               AWARD(S)     OPTIONS/      COMPEN-
      PRINCIPAL POSITION         YEAR   SALARY ($)   BONUS ($)    ($)(2,3)     SARS (#)    SATION($)(4)
      ------------------         ----   ----------   ---------   ----------   ----------   ------------
C. M. Connor(1)                  2000    749,821      490,000         -0-      200,000       155,996
  Chairman and                   1999    467,248      510,000     779,375      390,000       123,157
  Chief Executive Officer        1998    364,141      325,000         -0-       39,000        92,725

J. M. Scaminace(1)               2000    579,214      390,000         -0-      100,000       141,189
  President and Chief            1999    449,941      430,000     580,000      290,000       121,130
  Operating Officer              1998    365,851      275,000         -0-       39,000        97,275

L. J. Pitorak                    2000    396,552      240,000         -0-       60,000       114,217
  Senior Vice President          1999    377,741      306,000     253,750      112,000       103,427
  -- Finance, Treasurer          1998    351,832      275,000         -0-       39,000       101,874
  and Chief Financial Officer

L. E. Stellato                   2000    306,238      200,000         -0-       30,000        86,217
  Vice President, General        1999    291,652      240,000     177,625       55,000        88,534
  Counsel and Secretary          1998    277,742      220,000         -0-       17,000        81,572

J. G. Morikis(1)                 2000    310,617      168,000         -0-       60,000       275,959
  President,                     1999    217,669      175,000     251,938      125,000        42,931
  Paint Stores Group             1998    170,027      100,000     131,750       34,000        92,059

---------------

(1) Mr. Connor, previously President, Paint Stores Group, succeeded Mr. Breen as Chief Executive Officer in October 1999 and as Chairman in April 2000. Mr. Scaminace, previously President, Consumer Group, became President and Chief Operating Officer in October 1999. Mr. Morikis, previously President & General Manager, Eastern Division, Paint Stores Group, became President, Paint Stores Group in October 1999.

(2) The value of restricted stock indicated in the table is equal to the number of shares of restricted stock granted during such years multiplied by the closing price of common stock on the date of grant. At December 31, 2000, the aggregate number and value (calculated by using the closing price of common stock on December 29, 2000) of shares of restricted stock held by Messrs. Connor, Scaminace, Pitorak, Stellato and Morikis were 45,000 shares with a value of $1,184,063, 35,000 shares with a value of $920,938, 20,000 shares with a value of $526,250, 17,000 shares with a value of $447,313, and 15,000 shares with a value of $394,688, respectively. The number of shares and values indicated are not necessarily indicative of the actual number of shares and values which may be realized by the named executive officers.

(3) Dividends are paid on all restricted stock at the same rate as paid on common stock.

(4) The amounts disclosed in this column for 2000 include: (a) company contributions in the amount of $8,000 for each of Messrs. Connor, Scaminace, Pitorak, Stellato and Morikis under the Pension Investment Plan, a defined contribution plan; (b) company contributions in the amounts of $31,612, $28,247, $24,637, $17,583 and $7,883 for Messrs. Connor, Scaminace, Pitorak, Stellato and Morikis, respectively, under the Pension Investment Plan Equalization Program, a defined contribution plan; (c) company contributions in the amount of $7,048 for each of Messrs. Connor, Scaminace, Pitorak, Stellato and Morikis under the Employee Stock Purchase and Savings Plan, a defined contribution plan; (d) company contributions in the amounts of $68,792, $57,627, $44,170, $32,926 and $22,452 for Messrs. Connor,
    Scaminace, Pitorak, Stellato and Morikis, respectively, under the Deferred Compensation Savings Plan, a defined contribution plan; (e) the dollar value of compensatory split-dollar life insurance benefits in the amounts of $38,190, $37,901, $27,528, $18,489 and $19,975 for Messrs. Connor,
    Scaminace, Pitorak, Stellato and Morikis, respectively, under the Executive Life Insurance Plan; (f) payments by Sherwin-Williams in the amounts of $2,354, $2,366, $2,834, $2,171, and $1,926 for Messrs. Connor, Scaminace,
    Pitorak, Stellato and Morikis, respectively, for premiums under the Executive Disability Income Plan; and (g) relocation expenses of $208,675 for Mr. Morikis.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                INDIVIDUAL GRANTS
                                --------------------------------------------------
                                             PERCENT OF
                                NUMBER OF      TOTAL
                                SECURITIES    OPTIONS/                                POTENTIAL REALIZABLE VALUE
                                UNDERLYING      SARS                                    AT ASSUMED ANNUAL RATES
                                 OPTIONS/    GRANTED TO                               OF STOCK PRICE APPRECIATION
                                   SARS      EMPLOYEES    EXERCISE OR                     FOR OPTION TERM(4)
                                 GRANTED     IN FISCAL    BASE PRICE    EXPIRATION   -----------------------------
                                 (#)(1,2)       YEAR       ($/SH)(3)       DATE         5% ($)          10% ($)
             NAME               ----------   ----------   -----------   ----------   -------------   -------------
C. M. Connor                     200,000        7.14        19.625       10/18/10        2,467,557       6,252,781
J. M. Scaminace                  100,000        3.57        19.625       10/18/10        1,233,778       3,126,391
L. J. Pitorak                     60,000        2.14        19.625       10/18/10          740,267       1,875,834
L. E. Stellato                    30,000        1.07        19.625       10/18/10          370,134         937,917
J. G. Morikis                     60,000        2.14        19.625       10/18/10          740,267       1,875,834
Value realizable for all
 shareholders(5)                     N/A         N/A          N/A             N/A    1,984,622,320   5,029,451,875
Value realizable for the named
 executive officers as a % of
 value realizable for all
 shareholders                        N/A         N/A          N/A             N/A            0.279%          0.279%

---------------

(1) Generally, one-third of the options granted are exercisable on each of the first, second and third anniversary dates of the grant.

(2) All options granted become immediately exercisable, in full, upon (a) a filing pursuant to any federal or state law in connection with any tender offer for shares of common stock (other than a tender offer by Sherwin-Williams) or (b) the signing of any agreement for the merger of Sherwin-Williams into, or its consolidation with, another corporation or for the sale of substantially all of the assets of Sherwin-Williams to another corporation; which tender offer, merger, consolidation or sale, if consummated, would, in the opinion of the Board of Directors, likely result in a change in control of Sherwin-Williams. In the event any such tender offer, merger, consolidation or sale is abandoned or, in the opinion of the Board of Directors, is not likely to be consummated, the Board of Directors may nullify the effect of the immediately preceding sentence and reinstate the provisions providing for accrual in installments, without prejudice to any exercise of options that may have occurred prior to such nullification.

(3) The exercise price is equal to the fair market value of common stock on the date of grant.

(4) The amounts disclosed in these columns, which reflect appreciation of the price of common stock at 5% and 10% annual rates over the ten year terms of the options, are not intended to be a forecast of the price of common stock and are not necessarily indicative of the actual values which may be realized by the named executive officers or the shareholders. These assumed rates of 5% and 10% would result in the price of common stock increasing from $19.625 per share to approximately $31.97 per share and $50.90 per share, respectively.

(5) The amounts disclosed reflect appreciation of the price of common stock at 5% and 10% annual rates over a ten year period for all shareholders based on the total number of shares of common stock outstanding on October 19, 2000 (the date on which the options set forth in this table were granted) and assuming a per share price equal to the exercise price of such options.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                      NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                       SHARES                        UNDERLYING UNEXERCISED       IN-THE-MONEY OPTIONS/SARS
                     ACQUIRED ON       VALUE       OPTIONS/SARS AT FY-END (#)         AT FY-END ($)(2)
                      EXERCISE       REALIZED      ---------------------------   ---------------------------
       NAME              (#)          ($)(1)       EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
       ----          -----------   -------------   -----------   -------------   -----------   -------------
C. M. Connor              -0-              -0-       234,158        473,000         853,751      2,596,250

J. M. Scaminace           -0-              -0-       238,066        306,334       1,055,070      1,533,754

L. J. Pitorak           7,334           40,337       126,666        147,668         217,540        685,088

L. E. Stellato         22,000          251,288       111,266         72,334         647,657        338,542

J. G. Morikis           4,800           44,550        74,332        154,668         237,549        817,294

---------------

(1) The value realized on the exercise of options is based on the difference between the exercise price and the fair market value of common stock on the date of exercise.

(2) The value of unexercised in-the-money options is based on the difference between the exercise price and the fair market value of common stock on December 31, 2000.

                         TERMINATION OF EMPLOYMENT AND
                         CHANGE-IN-CONTROL ARRANGEMENTS

     To ensure continuity and the continued dedication of key executives during any period of uncertainty caused by the possible threat of a takeover, Sherwin-Williams has entered into severance pay agreements with key executives, including each of the executive officers named in the Summary Compensation Table. In the event there is a change of control of Sherwin-Williams and the employment of the executive terminates under certain conditions described in the agreements at any time during the two year period following a change of control, the executive will receive an agreed upon amount of severance pay.

     For Messrs. Connor and Scaminace, the severance pay agreements provide that upon termination of employment, whether voluntary or involuntary, unless the termination is because of death or by Sherwin-Williams for cause, each will receive accrued salary, bonus and vacation pay. Each executive will also receive a lump sum cash amount equal to four times the sum of (a) twenty-six times his highest regular bi-weekly compensation in effect within the three year period preceding termination, plus (b) the greater of his highest bonus received within the three year period preceding termination or the bonus he would have received for the year of termination had he reached 100% of any stated goals (as explained in the Compensation and Management Development Committee Report on Executive Compensation). In addition, each will continue to participate in Sherwin-Williams' employee welfare benefit plans and other benefit arrangements for a period of four years following termination, and receive special retirement benefits so that the total retirement benefits received will be equal to the retirement benefits which would have been received had his employment with Sherwin-Williams continued during the four year period following termination. Each will also receive an additional payment equal to the amount of any excise tax imposed on him by Section 4999 of the Internal Revenue Code and any taxes, interest or penalties incurred with respect thereto. Assuming a termination date of February 28, 2001, the lump sum cash amounts payable under the foregoing provisions of the severance pay agreements (including any amount relating to the excise tax described above) would have been approximately $10,477,105 and $7,297,357 for Messrs. Connor and Scaminace, respectively.

     For Messrs. Pitorak, Stellato and Morikis, the severance pay agreements provide that upon termination of employment for any reason (including his right to terminate his employment for any reason during the thirty day period immediately following the first anniversary date of a change of control) other than death, disability, by Sherwin-Williams for cause or by the executive for other than good reason, each will receive accrued salary, bonus and vacation pay. Each executive will also receive a lump sum cash amount equal to three times the sum of (a) twenty-six times his highest regular bi-weekly compensation in effect within the three year period preceding termination, plus (b) the greater of his highest bonus received within the three year period preceding termination or the bonus he would have received for the year of termination had he reached 100% of any stated goals (as explained in the Compensation and Management Development Committee Report on Executive Compensation). In addition, each will continue to participate in Sherwin-Williams' employee welfare benefit plans and other benefit arrangements for a period of three years following termination, and receive special retirement benefits so that the total retirement benefits received will be equal to the retirement benefits which would have been received had his employment with Sherwin-Williams continued during the three year period following termination. Each will also receive an additional payment equal to the amount of any excise tax imposed on him by Section 4999 of the Internal Revenue Code and any taxes, interest or penalties incurred with respect thereto. Assuming a termination date of February 28, 2001, the lump sum cash amounts payable under the foregoing provisions of the severance pay agreements (including any amount relating to the excise tax described above) would have been approximately $3,426,010, $2,623,348 and $2,834,173 for Messrs. Pitorak, Stellato and Morikis, respectively.

     The salary and other benefits provided by the severance pay agreements will be payable either from an escrow fund established by Sherwin-Williams with a national banking institution or from Sherwin-Williams' general funds. Sherwin-Williams has agreed to indemnify each executive for any legal expense incurred in the enforcement of his rights under the severance pay agreements.

     None of the executive officers named in the Summary Compensation Table have employment contracts with Sherwin-Williams.

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth, as to each director and nominee, each executive officer named in the Summary Compensation Table and all directors and executive officers as a group, information regarding the amount and nature of shares of common stock beneficially owned and the amount of shadow stock units owned at December 31, 2000. All of the directors and executive officers have sole voting and investment power over the shares of common stock listed or share voting and investment power with his or her spouse, except as otherwise provided below.

                                   AMOUNT AND NATURE                              AMOUNT OF
                                    OF COMMON STOCK            PERCENT OF        SHADOW STOCK
                                      BENEFICIALLY            COMMON STOCK          UNITS
   NAME OF BENEFICIAL OWNER           OWNED(1,2,3)         BENEFICIALLY OWNED      OWNED(4)
   ------------------------        -----------------       ------------------    ------------
J. C. Boland                               4,332                     *               4,294
J. G. Breen                            1,293,902                     *                 -0-
D. E. Collins                             13,999                     *               8,296
C. M. Connor                             374,332                     *              19,838
D. E. Evans                                9,899                     *                 -0-
R. W. Mahoney                             10,999                     *                 -0-
W. G. Mitchell                            13,763                     *                 -0-
A. M. Mixon, III                          15,999                     *              14,021
C. E. Moll(5)                             14,616                     *                 -0-
J. G. Morikis                            110,168                     *               3,147
H. O. Petrauskas                           9,397                     *               5,229
L. J. Pitorak                            207,665                     *              21,436
J. M. Scaminace                          345,136                     *              24,087
R. K. Smucker                             14,226                     *                 -0-
L. E. Stellato                           186,232                     *              19,328
All directors and executive            3,376,876                 2.09%             170,229
  officers as a group

---------------

 *Represents beneficial ownership of less than 1% of the total number of shares of common stock outstanding.

(1) The amounts listed include shares of common stock held under plans offered by Sherwin-Williams for which the directors and executive officers have the right to direct the vote, including the following number of shares under the Employee Stock Purchase and Savings Plan: Mr. Connor, 35,965; Mr. Morikis, 10,003; Mr. Pitorak, 15,232; Mr. Scaminace, 25,156; Mr. Stellato, 20,740;
    and all executive officers as a group, 301,263.

(2) The amounts listed include the following number of shares of common stock owned by immediate family members of the directors and executive officers, for which each such person disclaims beneficial ownership: Mr. Moll, 540; and all directors and executive officers as a group, 21,578.

(3) The amounts listed include the following number of shares of common stock for which the directors and executive officers have the right to acquire beneficial ownership, within sixty days from December 31, 2000, through the exercise of stock options: Mr. Boland, 3,332; Mr. Breen, 526,000; Mr. Collins, 5,999; Mr. Connor, 277,158; Mr. Evans, 5,333; Mr. Mahoney, 5,999;
    Mr. Mitchell, 5,999; Mr. Mixon, 5,999; Mr. Moll, 5,999; Mr. Morikis, 85,165;
    Ms. Petrauskas, 5,999; Mr. Pitorak, 156,333; Mr. Scaminace, 281,066; Mr. Smucker, 5,999; Mr. Stellato, 125,266; and all directors and executive officers as a group, 1,932,376.

(4) Shadow stock units are owned by outside directors under the Director Deferred Fee Plan, whereby outside directors may defer payment of all or a portion of their directors' fees into a shadow stock account. Shadow stock units are owned by executive officers under the Deferred Compensation Savings Plan and Key Management Deferred Compensation Savings Plan, whereby eligible employees may defer payment of a portion of such employee's compensation into a shadow stock account. The value of shadow stock units fluctuates according to the market value of common stock, including reinvestment of dividends. Directors and executive officers have no voting rights associated with shadow stock units, and such ownership does not result in any beneficial ownership of common stock.

(5) Includes 2,000 shares owned by the MTD Products, Inc. pension fund, of which Mr. Moll is a trustee.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth, as to each beneficial owner of more than five percent of Sherwin-Williams common stock, information regarding shares of common stock owned by each at December 31, 2000.

                                            AMOUNT AND NATURE OF   PERCENT OF
         NAME OF BENEFICIAL OWNER           BENEFICIAL OWNERSHIP     CLASS
         ------------------------           --------------------   ----------
AXA Financial, Inc.(1)                            9,099,813(1)       5.70%
1290 Avenue of the Americas
New York, New York 10104

The Sherwin-Williams Company
  Employee Stock Purchase
  and Savings Plan                               25,345,026(2)      15.88%
101 Prospect Avenue, N.W.
Cleveland, Ohio 44115

---------------

(1) A Schedule 13G, dated February 12, 2001, filed by AXA Financial, Inc. and certain of its affiliated persons ("AXA") reported that AXA beneficially owned 9,099,813 shares at December 31, 2000. Of such shares, Alliance Capital Management L.P. owned 9,098,513 shares and The Equitable Life Assurance Society of the United States owned 1,300 shares. Of the total shares, AXA had sole voting power over 3,690,793 shares, shared voting power over 942,991 shares, sole dispositive power over 9,099,813 shares and shared dispositive power over none of the shares.

(2) Shares owned pursuant to the Employee Stock Purchase and Savings Plan are voted by the trustee in accordance with written instructions of plan participants. If no instructions are received by the trustee, the trustee votes such shares (along with any unallocated shares held in the plan) in the same proportion as it votes those shares for which it receives proper instructions.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires Sherwin-Williams directors and executive officers to file reports of ownership and changes in ownership of Sherwin-Williams' equity securities with the Securities and Exchange Commission and the New York Stock Exchange. To Sherwin-Williams' knowledge, based solely on information furnished to Sherwin-Williams and written representations by such persons, all of the directors and executive officers complied with their filing requirements in 2000, except that due to an administrative error Mr. Stellato inadvertently filed a Form 4 late reporting an exercise of stock options. Upon discovery, Mr. Stellato promptly filed a Form 4 reporting the transaction.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Sherwin-Williams provided an interest free loan during 1999 in the amount of $160,200 to John G. Morikis to facilitate his relocation to Cleveland in connection with his promotion to President of the Paint Stores Group. The highest aggregate amount outstanding under this loan during 2000 was $160,200. Mr. Morikis repaid this loan in full in July 2000.

     Please also refer to the information set forth under the caption entitled "Compensation Committee Interlocks and Insider Participation" on page seven.

                    EXPENSE AND METHOD OF PROXY SOLICITATION

     The enclosed proxy is solicited by the Board of Directors and the entire cost of solicitation will be paid by Sherwin-Williams. In addition to the solicitation of proxies by use of the mail, officers and other Sherwin-Williams employees may solicit the return of proxies. Georgeson Shareholder Communications Inc. has also been retained to aid in the solicitation of proxies, for which it will receive a fee estimated at $15,000 plus reasonable expenses. Proxies will be solicited by personal interview, mail, telephone and electronic means.

                 SHAREHOLDER PROPOSALS FOR 2002 ANNUAL MEETING

     Shareholder proposals must be received at Sherwin-Williams' headquarters, 101 Prospect Avenue, N.W., Cleveland, Ohio 44115-1075, Attention: Vice President, General Counsel and Secretary, on or before November 13, 2001 in order to be included in the proxy material relating to the 2002 Annual Meeting of Shareholders. In addition, if Sherwin-Williams is not provided with written notice of a shareholder proposal on or before January 27, 2002, proxies solicited by the Board of Directors for the 2002 Annual Meeting of Shareholders will confer discretionary authority to vote on the shareholder proposal if presented at such Annual Meeting. In order to remove any question as to the date on which a proposal was received, it is suggested that proposals be submitted by certified mail-return receipt requested.

                           ANNUAL REPORT ON FORM 10-K

     SHERWIN-WILLIAMS WILL PROVIDE TO EACH SHAREHOLDER WHO IS SOLICITED TO VOTE AT THE 2001 ANNUAL MEETING OF SHAREHOLDERS, UPON THE WRITTEN REQUEST OF SUCH PERSON AND WITHOUT CHARGE, A COPY OF SHERWIN-WILLIAMS' 2000 ANNUAL REPORT ON FORM 10-K. PLEASE DIRECT REQUESTS TO SHERWIN-WILLIAMS AT 101 PROSPECT AVENUE, N.W., CLEVELAND, OHIO 44115-1075, ATTENTION: INVESTOR RELATIONS.

                                   APPENDIX A

                          THE SHERWIN-WILLIAMS COMPANY
                               BOARD OF DIRECTORS
                            AUDIT COMMITTEE CHARTER

FUNCTION

     The primary function of the Committee is to assist the Board of Directors in fulfilling the Board's oversight responsibilities on matters relating to: the Company's financial reports and other financial information provided by the Company to any governmental body or the public; the Company's systems of internal controls regarding financing, accounting and legal compliance; the Company's auditing, accounting and financial reporting processes generally; and such other matters as may from time to time be specifically delegated to the Committee by the Board.

     While the Committee has the powers and responsibilities set forth in this Charter and the Company's Amended Articles of Incorporation, it is not the responsibility of the Committee to (i) plan or conduct audits or to determine that the Company's financial statements are complete and accurate or are in compliance with generally accepted accounting principles, which is the responsibility of management and the independent auditors, nor (ii) conduct investigations or assure compliance with laws or the Company's corporate compliance programs, which is the responsibility of management. The Committee is responsible for overseeing the conduct of these activities by the Company's management and the independent auditors.

COMPOSITION

     The Committee shall consist of at least three members of the Board. Each member of the Committee must be free from any relationship with the Company that may interfere with the exercise of their independence from management and the Company, as determined by the Board in its business judgment. In determining independence, the Board will observe the requirements of Rules 303.01 and 303.02 of the NYSE Listed Company Manual.

     Each member of the Committee shall be financially literate or must become financially literate within a reasonable period of time after appointment to the Committee. The Board will determine, in its business judgment, whether a director meets the financial literacy requirement. At least one member of the Committee must have accounting or related financial management expertise, as determined by the Board in its business judgment.

     The members of the Committee will be appointed annually upon recommendation of the Chairman of the Board and the approval by the Board. The Board will appoint a Chairman of the Committee. The Chairman of the Committee will, in consultation with the other members of the Committee, the Company's independent auditors and the appropriate officers of the Company, be responsible for calling meetings of the Committee, establishing the agenda for the meetings and supervising the conduct of the meetings.

INDEPENDENT AUDITORS

     The independent auditors for the Company are ultimately accountable to the Board and the Committee. The Committee and the Board have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent auditors.

RESPONSIBILITIES

     In carrying out its responsibilities, the Board believes that the Committee's policies and procedures should remain flexible in order to best react to changing laws, regulations, standards and conditions. The Committee will have the following specific powers and duties:

           1) Recommend to the Board annually, and at other appropriate times, the firm to be retained as the Company's independent auditors.

           2) In connection with recommending the firm to be retained as the Company's independent auditors, review the information provided by management and the independent auditors relating to the independence of such firm, including, among other things, information related to the non-audit services provided and expected to be provided by the independent auditors.

              In connection with the independence of the independent auditors, the Committee will (a) ensure that the independent auditors submit on a periodic basis to the Committee a formal written statement delineating all relationships between the independent auditors and the Company, (b) actively engage in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditors, and (c) recommend that the Board take appropriate action in response to the independent auditors' report to satisfy itself of the independent auditors' independence.

           3) Review with independent auditors their plans for, and the scope of, their annual audit and other examinations.

           4) Review with independent auditors the report of their annual audit, or proposed report of their annual audit, the accompanying management letter, if any, the reports of their reviews of the Company's interim financial statements and SEC Forms 10-K and 10-Q, and the reports of the results of such other examinations outside of the course of the independent auditors' normal audit procedures that the independent auditors may from time to time undertake.

           5) Review with appropriate officers of the Company and the independent auditors the annual financial statements of the Company prior to public release thereof.

           6) Review with internal audit management the plans for and the scope of their ongoing internal audit activities.

           7) Review with internal audit management the annual report of the internal audit activities, examinations and results thereof and reasons for any deviation from the original audit plan.

           8) Review with independent auditors, internal audit management and appropriate officers of the Company (a) the quality and adequacy of the Company's internal accounting policies and financial controls, (b) the Company's financial, auditing and accounting organizations and personnel, and (c) the quality and adequacy of management's disclosure of information to the independent auditors.

           9) Review with independent auditors the impact to the Company of any new pronouncements of the Financial Accounting Standards Board, American Institute of Certified Public Accountants, the Securities and Exchange Commission, the New York Stock Exchange and other similar bodies and agencies which could have an effect on the Company's financial statements and financial reporting.

          10) Review such other matters in relation to the accounting, auditing and financial reporting practices and procedures of the Company as the Committee may, in its own discretion, deem desirable in connection with the review functions described above.

          11) Review with appropriate officers of the Company the Company's policies and compliance procedures with respect to proper business conduct and practices. Periodically review the activities and conduct of the Company and its employees with the appropriate officers of the Company to discover the existence of any potential improper or illegal conduct and the steps being taken to correct such conduct.

          12) Prepare annually a report to shareholders as required by the Securities and Exchange Commission to be included in the Company's annual proxy statement as required.

MEETINGS

     The Committee shall meet as frequently as it determines necessary to comply with its responsibilities. A majority of the members of the Committee shall constitute a quorum. The Committee may request any officer or employee of the Company, or the Company's outside legal counsel, independent auditors and other third parties to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. The Committee may meet with management, the independent auditors and others in separate private sessions to discuss any matter that the Committee, management, the independent auditors or such other persons believe should be discussed privately. The Committee shall report its activities to the Board at the Board's first regular meeting thereafter or at such earlier times as it deems appropriate.

CONSULTANTS

     The Committee may retain, at such times and on such terms as the Committee determines in its sole discretion and at the Company's expense, special legal, accounting or other consultants to advise and assist it in complying with its responsibilities.

CHARTER REVIEW

     The Committee will review and reassess, with the assistance of management, the adequacy of the Committee's charter at least annually and recommend any proposed changes to the Board for approval.

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
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[SHERWIN                               -----------------------------------------------------------
WILLIAMS                                                  YOUR VOTE IS IMPORTANT!
LOGO]                                                  VOTE BY INTERNET OR TELEPHONE

                                                      24 Hours a Day - 7 Days a Week
                                                          Its Fast and Convenient
                                      -----------------------------------------------------------

---------------------------------------------          -------------------------------        --------------------------------------
               INTERNET                                     TELEPHONE                                       MAIL
               --------                                     ---------                                       ----
      http://proxy.shareholder.com/shw                      1-800-650-0913

   - Go to the website address listed above.           - Use any touch-tone telephone.        - Mark, sign and date your proxy card.
   - Have your proxy card ready.                OR     - Have your proxy card ready.     OR   - Detach your proxy card.
   - Enter your Control Number located                 - Enter your Control Number            - Return your proxy card in the
     in the box below.                                   located in the box below.              postage-paid envelope provided.
   - Follow the simple instructions on                 - Follow the simple recorded
     the website.                                        instructions.
---------------------------------------------          -------------------------------        --------------------------------------

                                                                              Your Internet or telephone vote authorizes the named
                                                                              proxies to vote your shares in the same manner as if
                                                                              you marked, signed and returned your proxy card. If
                                                                              you have submitted your proxy by the Internet or
                                                                              telephone there is no need for you to mail back your
                                                                              proxy card.


                                                                                                    1-800-650-0913
                                                                                                CALL TOLL-FREE TO VOTE

                                                                                        ---------------------------------------

                                                                                                      CONTROL NUMBER
                                                                                              FOR INTERNET/TELEPHONE VOTING
                                                                                        ---------------------------------------
                      THE INTERNET AND TELEPHONE VOTING FACILITIES WILL CLOSE AT 5:00 P.M. E.S.T. ON APRIL 24, 2001.
                               DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY THE INTERNET OR TELEPHONE
------------------------------------------------------------------------------------------------------------------------------------

--------

--------

  --------------------------------------------------------------------------------------------------------------------------------
  A vote "FOR" this proposal is recommended by the Board of Directors.

  1.  ELECTION OF 11 DIRECTORS: 01-J.C. BOLAND, 02-J.G. BREEN, 03-D.E. COLLINS, 04-C.M. CONNOR, 05-D.E. EVANS, 06-R.W. MAHONEY,
      07-A.M. MIXON, III, 08-C.E. MOLL, 09-H.O. PETRAUSKAS, 10-J.M. SCAMINACE, 11-R.K. SMUCKER

      FOR all                                         WITHHOLD AUTHORITY                          EXCEPTIONS
      nominees                                        to vote for all nominees

      (INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name on the line below).
  --------------------------------------------------------------------------------------------------------------------------------

                                                                              In their discretion, the proxy holders are authorized
                                                                              to vote upon such other business as may properly come
                                                                              before the Annual Meeting or any adjournment thereof.

                                                                                                -----------------------
                                                                                                Change of Address and/
                                                                                                or Comments Mark Here
                                                                                                -----------------------

                                                                              Please sign exactly as your name appears hereon. Joint
                                                                              owners should each sign. When signing as attorney,
                                                                              executor, administrator, trustee, guardian or in
                                                                              other representative capacity, please give your full
                                                                              title.

                                                                              Dated:________________________________, 2001


                                                                              ---------------------------------------------
                                                                                                Signature

                                                                              ---------------------------------------------
                                                                                                Signature

                                                                              Votes MUST be indicated
Sign, Date and Return this Card Promptly Using the Enclosed Envelope.         (x) in Black or Blue ink.     [X]
------------------------------------------------------------------------------------------------------------------------------------

                                                                                              PLEASE DETACH HERE
                                                                                  You Must Detach This Portion of the Card
                                                                                Before Returning it in the Enclosed Envelope


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



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                                         ANNUAL MEETING OF SHAREHOLDERS
                                                       OF
                                          THE SHERWIN-WILLIAMS COMPANY

                                            Wednesday, April 25, 2001

                                           Landmark Conference Center
                                              927 Midland Building
                                            101 Prospect Avenue, N.W.
                                                 Cleveland, Ohio

                                                      AGENDA
                                                      ------

                        -   Fix the number of directors at eleven and elect eleven directors to hold office until the next Annual Meeting of Shareholders and until their successors are elected.

                        -   Transact such other business as may properly come before the
                            Annual Meeting.


                -----------------------------------------------------------------------------------------
                                                YOUR VOTE IS IMPORTANT!

                    Whether or not you plan to attend the Annual Meeting, please promptly vote by the
                     Internet, by telephone, or by completing and returning the attached proxy card.
                         Voting early will help avoid additional solicitation costs and will not prevent you from voting in person at the Annual Meeting if you wish to do so.
                -----------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
[SHERWIN
WILLIAMS                                         THE SHERWIN-WILLIAMS COMPANY
LOGO]                                            PROXY/VOTING INSTRUCTION CARD
                                        ANNUAL MEETING OF SHAREHOLDERS - APRIL 25, 2001

        The undersigned authorizes C.M. CONNOR, J.M. SCAMINACE and L.E. STELLATO, and each of them, with power of substitution, to vote and otherwise represent all of the shares of common stock of The Sherwin-Williams
  Company, which the undersigned is entitled to vote as a recordholder, at the Annual Meeting of Shareholders to be held on Wednesday, April 25, 2001, and any adjournment(s) thereof, as indicated on the reverse side, and, in their discretion, on all other matters as may properly come before the Annual Meeting. This card also provides voting instructions for shares of common stock, if any, held for the account of the undersigned by The Bank of New York, as agent of the Stock Ownership and Automatic Dividend Reinvestment Plan, and by Fidelity Management Trust Company,
  as trustee of the Employee Stock Purchase and Savings Plan.

        THIS CARD IS SOLICITED JOINTLY BY THE BOARD OF DIRECTORS, THE BANK OF NEW YORK (WITH RESPECT TO SHARES
  HELD UNDER THE DIVIDEND REINVESTMENT PLAN) AND FIDELITY (WITH RESPECT TO SHARES HELD UNDER THE STOCK PURCHASE
  AND SAVINGS PLAN). YOU ARE ENCOURAGED TO SPECIFY YOUR VOTE BY COMPLETING THE REVERSE SIDE OF THIS CARD. WHEN
  PROPERLY COMPLETED AND SIGNED, YOUR SHARES WILL BE VOTED IN ACCORDANCE WITH YOUR DIRECTIONS. TO VOTE IN
  ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATION, SIMPLY SIGN, DATE AND RETURN THIS CARD; NO BOXES NEED
  BE MARKED. IF YOU SIGN, DATE AND RETURN THIS CARD WITHOUT SPECIFYING YOUR VOTE, YOUR SHARES WILL BE VOTED FOR
  PROPOSAL 1 AND IN THE PROXY HOLDER'S DISCRETION UPON SUCH OTHER
  BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING. IF YOU
  DO NOT TIMELY RETURN THIS CARD, THE PROXY HOLDERS CAN NOT VOTE            THE SHERWIN-WILLIAMS COMPANY
  YOUR SHARES (OR, IN THE CASE OF THE STOCK PURCHASE AND SAVINGS            P.O. BOX 11031
  PLAN, IF YOU DO NOT RETURN THIS CARD BY THE CLOSE OF BUSINESS             NEW YORK, N.Y. 10203-0031
  ON APRIL 19, 2001, YOUR SHARES WILL BE VOTED IN THE SAME
  PROPORTION AS FIDELITY VOTES THOSE SHARES FOR WHICH IT RECEIVES
  PROPER INSTRUCTIONS).

  (Continued and to be dated and signed on reverse side.)


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